                                            EXHIBIT 4.1

AMENDMENT TO NOTE PURCHASE
AND PRIVATE SHELF AGREEMENTS

THIS AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENTS (this “Amendment”), is made and entered into as of October 12, 2007, by and among Stanley Furniture Company, Inc. (the “Company”), The Prudential Insurance Company of America (together with its successors and assigns, “PICA”), Pruco Life Insurance Company of New Jersey (“Pruco”), Prudential Retirement Insurance and Annuity Company (“PRIAC”), Hartford Life Insurance Company (“Hartford”), Mutual of Omaha Insurance Company (“Mutual”) and Medica Health Plans (“Medica” and, together with PICA, Pruco, PRIAC, Hartford, Mutual and Medica, the “Noteholders”).

WITNESSETH:

WHEREAS, (i) the Company and PICA are parties to that certain Note Purchase and Private Shelf Agreement, dated as of June 29, 1995 (as amended, restated, supplemented or otherwise modified from time to time, the “1995 Note Agreement”) and (ii) the Company, PICA, Hartford and Medica are parties to that certain Private Shelf Facility, dated as of September 8, 1999 as amended and restated pursuant to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated January 26, 2007 among the Company, PICA, Pruco, PRIAC, Hartford, Mutual and Medica (as amended, restated, supplemented or otherwise modified from time to time the “2007 Note Agreement” and, together with the 1995 Note Agreement, the “Note Agreements”); capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreements; and

WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreements, and subject to the terms and conditions hereof, the Noteholders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, (i) the Company, and PICA agree that the 1995 Note Agreement is amended as follows and (ii) the Company, PICA, Pruco, PRIAC, Hartford, Mutual and Medica agree that the 2007 Note Agreement is amended as follows:

1.  Amendment.

The definition of “Consolidated Net Earnings” set forth in Section 10B of the Note Agreements is hereby amended by replacing such definition in its entirety with the following:

“Consolidated Net Earnings” shall mean, for any applicable period, for the Company and its Subsidiaries on a Consolidated basis, the excess of (a) gross revenues (including, but not  limited to, any and all proceeds received in connection with the Continued Dumping and Subsidy Offset Act of 2000) over (b) all expenses and charges of a proper character (including current and deferred taxes on income and current additions to reserves) each for the applicable period, but (x) excluding from expenses and charges for the applicable period (A) a one time charge of $6,600,000 taken in the second quarter of the 2007 fiscal year in connection with the termination of the Company’s defined benefit pension plan and (B) a one time restructuring charge of up to $6,000,000 to be taken no later than the 2009 fiscal year in connection with the conversion of the Company’s Martinsville, Virginia facility from a manufacturing facility to a warehouse facility and (y) not including in gross revenues:

(i)           any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sales, conversions or other dispositions of capital assets outside the ordinary course of business,

(ii)           any gains resulting from the write-up of assets,

(iii)           any earnings or deferred credit (or amortization of a deferred credit) of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition not included in gross revenues under generally accepted accounting principles,

(iv)           any deferred credit representing the excess of equity in any Subsidiary of the Company at the date of acquisition over the cost of the investment in such Subsidiary,

(v)           proceeds of life insurance policies on any Responsible Officer exceeding $250,000 for such period,

(vi)           gains arising from the acquisition of debt securities for a cost less than the principal amount and accrued interest,

(vii)           extraordinary items or transactions of a non-recurring or non-operating and material nature or arising from gains or sales relating to the discontinuance of operations, or

(viii)                      any portion of the net earnings (included in the determination of such Consolidated Net Earnings or such Consolidated Net Loss) of any Subsidiary which for any reason shall be unavailable for payment of dividends to the Company, all as determined in accordance with generally accepted accounting principles.

If the above calculation results in an amount less than zero, then for such period there shall be a “Consolidated Net Loss” as determined below.

2.  Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment, it is understood and agreed that this Amendment shall not become effective until (i) PICA shall have received executed counterparts to this Amendment from the Company and each Noteholder, (ii) the Noteholders have received reimbursement of, or evidence of the direct payment of, the reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders incurred in connection with this Amendment, and (iii) PICA shall have received copies of an amendment to the Company’s credit facility, amending such credit facility in a manner similar to the amendments to Section 10B of the Note Agreements contained herein.

3.  Representations and Warranties.  To induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants to the Noteholders that:

(a)           The execution, delivery and performance by the Company of this Amendment (i) are within the Company’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Company’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any governmental authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries; and (vii) do not require the consent or approval of any governmental authority or any other person;

(b)           This Amendment has been duly executed and delivered for the benefit of or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(c)           After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

4.  Effect of Amendment.  Except as set forth expressly herein, all terms of the Note Agreements, as amended hereby, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to the Noteholders.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Noteholders under either Note Agreement, nor constitute a waiver of any provision of either Note Agreement.

5.  Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.  No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of either Note Agreement or an accord and satisfaction in regard thereto.

7.  Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.

8.  Counterparts.This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9.  Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10.  Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

 STANLEY FURNITURE COMPANY, INC.

By: /s/ Douglas I. Payne
Name: Douglas I. Payne
Title: Exective Vice-President - Finance & Adminstration

The foregoing Agreement is
hereby accepted as of the date
first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By: /s/ Jay S. White
Name: Jay S. White
Title: Vice President

HARTFORD LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors, LP
(as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By: /s/ Jay S. White
Name: Jay S. White
Title: Vice President

MEDICA HEALTH PLANS
By: Prudential Private Placement Investors, LP
(as Investment Advisor)

By: Prudential Private Investment Investors, Inc.
(as its General Partner)

By: /s/ Jay S. White
Name: Jay S. White
Title: Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By: /s/ Jay S.White
Name: Jay S. White
Title: Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By: Prudential Investment Management, Inc.,
as investment manager

By: /s/ Jay S. White
Name: Jay S. White
Title: Vice President

MUTUAL OF OMAHA INSURANCE COMPANY
By: Prudential Private Placement Investors,
LP (as Investment Advisor)

By:Prudential Private Placement Investors, Inc.
(as its General Partner)

By: /s/ Jay S. White
Name: Jay S. White
Title: Vice President